UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2006
TIM HORTONS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32843	51-0370507
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)
(905) 845-6511
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 24, 2006, the Board of Directors approved The TDL Group Corp. Amended and Restated Supplementary Retirement Plan (the “SERP”). The SERP replaces and supercedes the Supplemental Retirement Plan that was transferred to a Canadian subsidiary of the Company, The TDL Group Corp. (“TDL”), from Wendy’s International, Inc. in connection with the Company’s separation from Wendy’s. Modifications that were made to the original Supplemental Retirement Plan, as assumed, as evidenced in the SERP, include: (i) the definition of “change of control” has been simplified and will result upon a change in control of either the Company or TDL; (ii) prohibition in participation in both the SERP and the U.S. supplemental retirement plan; (iii) allowing continued participation in the plan until the age of 69; (iv) to provide for retirement after a participant has attained age 60 and has completed 10 years of service; and (v) to allow for benefits to be paid in annual installments up to a 3-year period, if elected by the participant.

The foregoing is merely a summary of the modifications from the original Supplementary Retirement Plan that are included in the SERP. The entire SERP is attached hereto as Exhibit 99.1
Item 2.02 Results of Operations and Financial Condition.
On October 26, 2006, Tim Hortons Inc. issued a press release and other financial information relating to its third quarter results. The press release and other financial information are attached hereto as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1 The TDL Group Corp. Amended and Restated Supplementary Retirement Plan
Exhibit 99.2 Press release and other financial information issued by Tim Hortons Inc., dated October 26, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

	By:	/s/ Donald B. Schroeder

Donald B. Schroeder,
Executive Vice President and Secretary

Date: October 26, 2006